Exhibit 10.31
EMPLOYMENT AGREEMENT
THIS AGREEMENT, is made and entered into as of the 29th day of April, 2008, by and between DigitalFX International, Inc., a Florida corporation, with its principal location at 3035 East Patrick Lane, Suite 9, Las Vegas, NV 89120 hereinafter called the “Company,” and, Abraham Sofer, 104 The Alameda, San Anselmo, CA 94960 hereinafter called “Employee”.
WITNESSETH
WHEREAS, Company desires to employ Employee as General Counsel and Employee desires to accept such employment.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, it is mutually agreed by Company and Employee as follows:
1. Duties.
(a) Company hereby employs Employee as General Counsel of Company commencing on May 12, 2008. Employee hereby accepts such employment. In his position as General Counsel of Company, Employee will oversee the Company’s legal functions and shall perform such other duties and exercise such authority as may be assigned from time to time by Company.
Employee represents that he is an attorney in good standing licensed to practice law in the State of New York and the District of Columbia and that as soon as practically possible after the execution of this Agreement he shall apply to be admitted for limited practice under Rule 49.10 entitled “Limited practice of attorneys employed in government or as in-house counsel” of the Nevada Supreme Court.
(b) Employee shall at all times diligently, competently and to the best of his ability, experience and talent, perform all of the services that may be required of and from him pursuant to the terms and provisions of this Agreement, to the satisfaction of Company, and Employee shall devote his entire working time, energy and skill exclusively to the business and affairs of Company.
(c) Notwithstanding any other provision, it is agreed that Employee shall, until August 11. 2008, have the right to complete other legal matters begun prior to Employee’s employment with Company, however Employee shall use his best efforts to minimize such activities, and further provided that none of these activities shall be competitive in nature with the business of the Company and that none of these matters shall interfere with Employee’s ability to perform his obligations pursuant to this Agreement.
2. Salary. For the services and duties to be rendered and performed by Employee hereunder, Company shall pay Employee a salary at the rate of One Hundred Seventy Thousand Dollars ($170,000) per annum payable in equal semi-monthly installments, for the period Employee is employed hereunder.

3. Term.
(a) The initial term of this Agreement (the “Term”) shall be for a period of one (1) year commencing on May 12, 2008 and terminating on May 11, 2009, and unless terminated as provided below, shall continue for 2 consecutive terms of one (1) year starting at the anniversary of the initial term  _____  Notwithstanding the foregoing, this Agreement shall terminate immediately upon the death or disability of Employee and may be terminated immediately by the Company at any time, for cause, which cause shall include, but not be limited to:
(i) (x) habitual alcohol, drug or controlled substance abuse by Employee; or (y) the refusal or failure, if requested by the Company, to submit to testing for the improper or illegal use of alcohol, drugs, or controlled substances, or (z) Employee’s improper or illegal use of alcohol, drugs or controlled substances as indicated by any such testing
(ii) (y) the indictment of, or filing of a criminal information against, Employee or conviction of Employee, in any such case for a felony, any crime involving money or other property of the Company or any crime involving moral turpitude; or (x) accusations supported by reasonable evidence or facts that Employee shall have committed any felony, any crime involving money or other property of the Company or any crime involving moral turpitude which accusations or the alleged circumstances of such conduct, in the judgment of the Board of Directors, materially adversely affect the business or reputation of the Company or the ability of Employee effectively to perform his duties as an employee of the Company under this Agreement;
(iii) prolonged or repeated absence from duty in excess of any permitted leave, without the consent of the Company;
(iv) violation in any respect by Employee of any provision of this Agreement or any published policy of the Company applicable to Employee; or
(v) (w) Employee’s failure or refusal to perform his duties in accordance with this Agreement; (x) habitual neglect of Employee’s duties as an employee of the Company; (y) engaging by Employee in any activity which is in conflict with or adverse to the legitimate business interests of the Company; or (z) willful or serious misconduct on the part of Employee relating to the performance of his duties or which is injurious to the Company; and
(vi) any conduct which reflects unfavorably on Company, all in Company’s sole discretion.
(b) Employee acknowledges that Company has no duty or obligation to retain his services and may discharge him at any time without any opportunity for any hearing or right to cure any defect or failure of performance. Each party exercising the right to terminate this Agreement shall provide the non- terminating party with a 30 days written notice.
(c) If this Agreement and Employee’s employment hereunder are terminated during the Term by the Company for cause, or by Employee for no reason, or by the death or disability of Employee, the Company shall pay to Employee (i) all compensation and benefits due to him through the effective date of termination, in the same amounts, at the same time, and in the same manner as set forth in Sections 2 of this Agreement, and (ii) all expense reimbursement amounts accrued through the date of termination, if any. Upon such payment the Company shall have no further obligation to Employee except as required by applicable law, and Employee shall be entitled to no severance compensation or benefits. Disability shall be defined as Employee’s inability to competently perform substantially all of Employee’s duties under this Agreement for thirty (30) or more days, consecutively or cumulatively, during any three (3) month period of this Agreement due to illness or other mental or physical ailment.

(d) If this Agreement and Employee’s employment hereunder are terminated during the Term by the Company without cause or by the Employee for Constructive Termination, as defined herein, the Company shall pay Employee (i) all compensation and benefits due to Employee through the date of termination, in the same amounts, at the same time, and in the same manner as set forth in Section 2 of this Agreement, and (ii) all expense reimbursement amounts accrued through the date of termination, if any. In addition, the Company shall pay to Employee, in accordance with the Company’s normal payroll, as severance to Employee, Employee’s base salary for a period of three (3) months. Employee shall not be entitled to any other compensation in the event of his termination.
(e) “Constructive Termination” shall mean any of the following:
(1) breach of any provision of this Agreement by the Company;
(2) relocation of Employee’s principal office more than fifty (50) miles from the location to which Employee is originally assigned; or
(3) assignment to Employee of duties that are inconsistent with the duties described in this Agreement, a reduction in the Employee’s duties or a reduction in Employee’s salary.
If Employee determines that Constructive Termination exists for termination of this Agreement and his employment with the Company, Employee shall provide the Company with written notice of his intention to terminate his employment including the grounds for termination. In the event the Company does not cure such Constructive Termination within twenty (20) days of such written notice, Employee may terminate his employment and shall, receive the amount set forth in Section 3(d) of this Agreement.
(f) At the termination of this Agreement both parties shall have the affirmative obligation to undertake all reasonable steps to mitigate any damages suffered.
4. Expenses.
(a) In addition to the above compensation, Company shall pay the reasonable and necessary expenses of Employee incurred in connection with the performance of his duties, including traveling expenses while absent from his regular place of residence, subject to such reporting and other requirements as are applicable to other Company personnel.
(b) Company also agrees to pay to and / or for the Employee during the Term of this Agreement any annual fees to the State Bar of Nevada, the State Bar of New York and the Bar of the District of Columbia and any fees related to courses for continuing legal education necessary to retain Employee’s Nevada license to practice law.
(c) Company also agrees to pay to Employee certain relocation expenses not to exceed 510,000 by advancing to Employee one thousand, six hundred and sixty-six dollars and sixty-six cents (51,666.66) per month which amount shall be paid in equal semi monthly installments during the Term of this Agreement. The Employee shall submit copies of invoices for relocation expenses supporting such reimbursements.
5. Management Incentive Plan. Employee shall be a participant in Company’s Management Incentive Plan (the “Plan”) pursuant to the terms and conditions of such Plan as amended by the Company from time to time. Employee’s incentive under the Plan shall be subject to the same conditions, terms and requirements as are applied to incentives of other managers or senior executives of Company.

6. Other Benefits. Employee shall be eligible to participate in Company’s regular health, life, and vacation plans in accordance with their respective terms including two (2) weeks of paid vacation during the Tern of this Agreement. The paid vacation shall increase to three (3) weeks starting the third anniversary of this Agreement.
7. Amendments to Management Incentive Plan amid Other Benefits. Nothing herein shall be construed to limit the Company’s discretion to amend, alter or otherwise modify its incentive or other plans or benefit programs.
8. Stock Option. Subject to the approval of the Board of Directors, Employee shall be entitled to an option to purchase up to fifty thousand (50,000) shares of the Company’s common stock subject to the terms and conditions of the Company Stock Option Plan and Stock Option Agreement to be executed by Employee and Company at the earliest practical time after execution of this Employment Agreement. The terms and conditions of the option including but not limited to the price and vesting shall be as set forth in the Stock Option Plan and the Stock Option Agreement The option exercise price shall be the greater of $1.21 or the share market price upon the date of issuance of the option.
9. Conflicts of Interest/Business Opportunities. Employee shall not engage in any activity which is in conflict with the Company’s legitimate business interests without the prior written consent of the Company.
10. Non-Competition and Non-Solicitation.
(a) Non-Compete. Employee covenants and agrees that during the Term and for two (2) years after termination of his employment, Employee shall not, directly or indirectly, without the prior written consent of the Company, enter into or directly or indirectly engage in, or own any interest in, any business which is in or assist any person in engaging in, competition with the Company, any entity controlled by or under common control with the Company, or any of its affiliates, either as an individual, shareholder, partner, joint venturer, an employee, officer, director, member, agent or in any other capacity or respect in the Geographic Area. The Geographic Area shalt be defined as the USA. The foregoing shall net restrict stock ownership by Employee of less than one percent (1%) of the shares of capital stock or other securities of any public corporation.
(b) Non-Solicitation. Employee will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or engagement, any employee or contractor of the Company, during the period of Employee’s employment by the Company and for a period of two years thereafter, nor shall Employee seek to divert any business from the Company during the Term or such two year period thereafter.
(c) Severability of Covenants. If any court determines that any part of the non-compete covenants and agreements contained in Subsection 10(a) (the “Non-Compete”) is invalid and unenforceable, the remainder of the Non-Compete shall not be affected and shall be given full effect without regard to the invalid portion.
(d) Blue-Pencil Line. If any court determines that any part of the Non-Compete is unenforceable because of the duration or geographical scope of such provisions, such court also 11 have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.

11. Inventions.
(a) Ownership and Disclosure. Any and all inventions, products, discoveries, improvements, processes, methods and techniques, designs and styles, and methods of business (“Inventions”) made, developed or created by Employee alone or in conjunction with others, during regular hours of work or otherwise during the Term that may be directly or indirectly useful in or related to the business of the Company shall be promptly disclosed by Employee to the Company, and shall be the Company’s property.
(b) Documentation. Employee will, upon the Company’s request, execute any documents reasonably necessary or advisable in the opinion of the Company’s counsel to direct issuance of patents or copyrights to the Company with respect to Inventions that are the Company’s property under this Section or to vest in the Company title to such Inventions, the expense of securing any patent or copyright, however, to he borne by the Company.
12. Taxes. Employee hereby agrees that Company may deduct and withhold from the compensation or other amounts payable to him hereunder the amounts required to be deducted and withheld by Company under the provisions of any applicable statute, regulation, ordinance or order.
13. Confidentiality Provision. Employee agrees that at all times both during his employment and after termination hereof, he shall not divulge to any other person, firm or entity, or in any way use for his own benefit, except as required in the conduct of Company’s business or as authorized in writing on behalf of Company, any trade secrets or confidential information obtained during the course of his employment with Company including but not limited to information relating to products, sales volume, strategy, suppliers or customers, or in any way relating to the affairs or business of Company. “Trade secrets or confidential information,” as used herein, shall include, but not be limited to, products, producer, supplier, customer or client lists recorded by any means now or hereinafter known. Employee also agrees that he will not, either subsequent to termination of his employment or during his employment, interfere with or disturb or attempt to interfere with or disturb the contractual or business relationships or arrangements of Company with any of its employees, agents, suppliers or customer, as the case may be.
14. Products of Employment. Employee hereby grants to Company in perpetuity, exclusively, and throughout the world, all rights to the extent the same may be vested in Employee, of every kind, whether or not such tights are now known or later recognized, which relate to Employee’s employment hereunder and the products, concepts and/or results of such employment.
15. Breach of Covenants; Attorneys’ Fees and Costs. In the event of a default or breach of any provision of this Agreement by a party to this Agreement, the other party to this Agreement shall be entitled to exercise any and all remedies, including but not limited to an action for injunctive relief, available to it/her at law or in equity. The parties agree that the remedies for breach of this Agreement are cumulative. The prevailing party in any action at law or in equity shall be entitled to recover its/her reasonable attorneys’ fees and costs from the non-prevailing party in addition to any other relief to which it/she may be entitled.
14. General.
(a) Successors, Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the parties and their respective legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(b) Notice. Any and all notices, requests or other communications shall be given in writing and sent by hand-delivery or by recognized overnight delivery or by registered or certified mail, return receipt requested, with postage prepaid. Such notice shall be addressed to the parties at their respective addresses set forth in this Agreement, unless notice of a change in address is furnished in the manner provided in this Section. Any notice which is required to be made within a stated period of lime shall be considered timely if delivered before 5:00 P.M., Pacific Time, on the last day of such period.

(c) Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties. No waiver by a party or any breach or noncompliance by the other party of any condition or provision of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions existing at the same time or at any prior or subsequent time.
(d) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in bull farce and effect.
(e) Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the internal laws, and not the taws of conflicts, of the State of Nevada. Any action brought pursuant to this Agreement shall be brought in the state courts located in Clark County, Nevada.
(f) Advice of Counsel. Employee represents and warrants that he has had the opportunity to have this Agreement reviewed an her behalf by Employee’s independent legal counsel, and he has had the opportunity to discuss the terms and conditions contained in this Agreement with her legal counsel. Employee represents that she fully read and understands and agrees to all of the terms and provisions contained in this Agreement.
(g) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the employment of Employee. There are no other written, verbal, express, or implied agreements, understandings, or representations between the parties, except as expressly set forth in this Agreement.
(h) Recitals. The recitals set forth in this Agreement are hereby incorporated into this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year fast above written.

DigitalFX International, Inc.
By:	/s/ Mickey Elfenbein
Mickey Elfenbein
Chief Operating Officer

/s/ Abraham Sofer
Abraham Sofer